Exhibit 4.1

INX LIMITED

INX TOKEN PURCHASE AGREEMENT

NOTICES:

THE TERMS OF THIS AGREEMENT FORM A BINDING LEGAL CONTRACT BETWEEN YOU AND INX LIMITED (THE “COMPANY”). CAREFULLY READ ALL OF THE TERMS OF THIS AGREEMENT BEFORE CLICKING THE “I AGREE” BUTTON. BY CLICKING THE “I AGREE” BUTTON YOU ACKNOWLEDGE YOUR CONSENT AND AGREEMENT TO ALL THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL THE TERMS OF THIS AGREEMENT, DO NOT CLICK “I AGREE.” IF YOU HAVE ANY QUESTIONS REGARDING THE EFFECT OF THE TERMS AND CONDITIONS IN THIS AGREEMENT, YOU ARE ADVISED TO CONSULT INDEPENDENT LEGAL COUNSEL.

The distribution of this prospectus and the offer and sale of the INX Tokens may be restricted by law in certain jurisdictions. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy (and may not be circulated to any persons) in any country, state, or other jurisdiction when it is unlawful to make such offer or solicitation in such state or jurisdiction. This offering is not made to or directed at, and may not be acted upon by, persons or entities in, or citizens of, Afghanistan, Albania, Argentina, Bangladesh, Belarus, Bolivia, Bosnia and Herzegovina, Burundi, Central African Republic, Democratic Republic Of Congo, Costa Rica, Côte D’Ivoire, Cuba, Ecuador, Egypt, Equatorial Guinea, Guinea, Guinea-Bissau, Haiti, Holy See (Vatican City State), Iceland, India, Indonesia, Iran, Iraq, Lao People’s Democratic Republic, Lebanon, Liberia, Libya, the Former Yugoslav Republic Of Macedonia, Mali, Montenegro, Myanmar, Nicaragua, North Korea, State of Palestine, Qatar, Russian Federation, Rwanda, Serbia, Somalia, South Sudan, Sudan, Syrian Arab Republic, Tunisia, Turkey, Ukraine, Bolivarian Republic of Venezuela, Vietnam, Yemen, and Zimbabwe, and any other jurisdiction in which this offering is, or may become, prohibited (each a “Prohibited Jurisdiction”). Accordingly, no person or entity in a Prohibited Jurisdiction shall be eligible or permitted to, whether directly or indirectly, subscribe, purchase or acquire, or offer to subscribe, purchase or acquire, any INX Tokens. This prospectus and any other document or material in connection with the offer or sale, or the invitation to purchase, the INX Tokens may not be circulated or distributed, whether directly or indirectly, to persons or entities in, or citizens of, a Prohibited Jurisdiction.

no action has been taken by THE COMPANY that would permit a public offering of the INX Tokens in any country, other than in the U.S., where registration or other action for a public offering is required. CAREFULLY READ ALL OF the Prospectus and the “Notices to Non-U.S. Investors” attached hereto as Exhibit C.

SUMMARY

Review this INX Token Purchase Agreement following your completion of certain questions on our online website platform [__________] (the “Purchasing Site”). If your responses remain accurate and correct, sign this completed agreement using electronic signature.

Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

Purchase Price (USD):	[____] (minimum amount: $1000)

Purchase Price (USDC):	[____] (USDC/USD Exchange Rate: $1.00)

Purchase Price (BTC):	[____] (BTC/USD Exchange Rate: [____])

Purchase Price (ETH):	[____] (ETH /USD Exchange Rate: [____]))

Number of INX Tokens (Purchased Tokens):	[____]

* INX Tokens are being purchased, sold and transferred in fractional divisions up to five decimal places (0.00001). Sales of INX Tokens by the Company that would otherwise result in fractional divisions of more than five decimal places have been rounded down.

PREAMBLE

This Token Purchase Agreement (this “Agreement”) contains the terms and conditions that govern your purchase of the INX Tokens, an ERC20 blockchain asset that is programmed using a smart contract that is compatible with the Ethereum blockchain (the “Tokens” or “INX Tokens”) and it defines your rights and obligations with respect to the purchased Tokens. This is an agreement between you (“Purchaser” or “you”) and INX Limited, a Gibraltar private company limited by shares (the “Company”). Purchaser and the Company are herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is engaged in an initial public offering of Tokens (the “Offering”) and, in connection therewith, has determined to issue and deliver up to 130,000,000 Tokens to investors in the Offering; and

WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to issue and sell to Purchaser, Tokens in an amount and for the consideration set forth on Exhibit A attached hereto.

WHEREAS, the Offering, including the sale of the Tokens to Purchaser under this Agreement, shall be registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”). A registration statement on Form F-1 (File No. 333-233363), including a related preliminary prospectus dated August 12, 2020, relating to the Offering has been prepared and filed by the Company with the Securities and Exchange Commission (“Commission”) in conformity with the requirements of the Securities Act. Such registration statement (as amended, if applicable) at the time it becomes effective and the prospectus relating to the Offering included in the Registration Statement (in each case, including the information, if any, deemed to be part thereof pursuant to Rule 430A(b)), as from time to time amended or supplemented, are hereinafter referred to as the “Registration Statement” and the “Prospectus,” respectively.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Purchase of Tokens.

1.1 Issuance and Sale of Tokens; Purchase Price.

(a) Subject to the terms and conditions set forth herein, Purchaser, intending to be legally bound, hereby irrevocably agrees to purchase from the Company the number of Tokens set forth on Exhibit A attached hereto, (the “Purchased Tokens”) for the purchase price set forth on Exhibit A (the “Purchase Price) all in accordance with the terms and conditions of this Agreement. The Purchase Price shall reflect a purchase price per Token of USD$0.90. Exhibit A shall also reflect the Purchase Price in USD Coin (USDC), bitcoin (BTC) and ether (ETH) as well as the applicable USDC/USD, BTC/USD and ETH/USD exchange rates.

(b) This Agreement shall be an effective and binding commitment (the “Commitment”) of Purchaser when Purchaser has entered the amount of Tokens Purchaser desires to purchase at the Purchase Price, clicks the check box and the “I AGREE” button on the Purchasing Site to indicate that Purchaser has read, acknowledges and agrees to the terms of this Agreement, executes this Agreement and submits this Agreement to the Company. Purchaser agrees to be bound on this basis, and confirms that Purchaser has read in full and acknowledges this Agreement and the terms on which Purchaser is bound.

(c) Purchaser acknowledges and agrees that this agreement to purchase cannot be withdrawn, terminated, or revoked. This agreement to purchase shall be binding on the heirs, executors, administrators, successors and assigns of Purchaser. This agreement to purchase is not transferable or assignable by Purchaser, except as expressly provided in the terms and conditions of this Agreement.

(d) The Company has provided specific procedures on how Purchaser may seek to purchase Tokens through the Purchasing Site. By purchasing Tokens, Purchaser acknowledges, agrees to, and has no objection to such procedures and specifications. Purchaser further acknowledges and agrees that failure to properly use the Purchasing Site and follow such procedures, including the submission of all required documentation, may result in a rejection of Purchaser’s agreement to purchase and Purchaser not receiving any Tokens. Unauthorized access or use of the Purchasing Site or the receipt or purchase of Tokens in the Offering through any other means are not sanctioned or agreed to in any way by the Company. Purchaser should take great care to verify the accuracy of the universal resource locator for the Purchasing Site used to purchase Tokens.

(e) Upon the basis of the representations and warranties, and subject to the terms and conditions, set forth herein, the Company agrees to issue and sell the Purchased Tokens to Purchaser on the Closing (as defined below) for the Purchase Price.

(f) The Company intends to allocate and sell Tokens in accordance with the terms of the Prospectus. The Company plans to enter into purchase agreements with other investors, providing for the sale of Tokens to such other investors, and such purchase agreements will be separate but substantially similar to this Agreement. Each of the purchase agreements is a separate agreement.

1.2 Payment of the Purchase Price. Upon execution of this Agreement, Purchaser authorizes: (a) Metropolitan Commercial Bank, a New York State-chartered bank (the “Escrow Agent”) as escrow agent for the Offering, to request the Purchase Price from Purchaser’s bank (details of which are set out in the “Payment Details” section on Exhibit A attached hereto) to be deposited in the escrow account; (b) if the Company has received committed purchases equal to or exceeding the Minimum Offering Amount (as defined below), (i) the transfer of funds in an amount equal to the Purchase Price from Purchaser’s bank account into the Company’s bank account or (ii) the transfer of USD Coin (USDC), bitcoin (BTC) and ether (ETH) in an amount equal to the Purchase Price from Purchaser’s digital wallet into the Company’s digital wallet. Prior to the Company receiving committed purchases equal to or exceeding the Minimum Offering Amount, the Company shall cause the Escrow Agent to maintain all such funds for Purchaser’s benefit in a segregated non-interest-bearing account until the earliest to occur of: (x) the Closing, (y) the rejection of this Agreement (in accordance with Section 1.4 hereof) or (z) the termination of the Offering by the Company in its sole discretion.

1.3 Termination of Offering or Rejection of Token Purchase Agreement.

(a) In the event that (i) the Company does not effect the Closing on or before the date which is one year from the Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC”), (ii) the Company receives Purchaser’s purchase request after the maximum number of Tokens in the Offering (130,000,000) has been sold, or (iii) the Offering is terminated by the Company in its sole discretion, the Company will cause its payment services provider or the Escrow Agent, as applicable, to refund promptly the Purchase Price paid by Purchaser, without deduction, offset or interest accrued thereon and this Agreement shall thereafter be of no further force or effect.

(b) Purchaser acknowledges and agrees that the Company, in its sole discretion, reserves the right to accept or reject this or any other agreement to purchase INX Tokens, in whole or in part, and for any reason or no reason, notwithstanding prior receipt by Purchaser of notice of acceptance of this Agreement. If the Company rejects a subscription, either in whole or in part (which decision is in its sole discretion), the Company shall cause its payment services provider or the Escrow Agent, as applicable, to return promptly the rejected Purchase Price or the rejected portion thereof to Purchaser without deduction, offset or interest accrued thereon. If this offer is rejected in whole this Agreement shall thereafter be of no further force or effect. If this offer is rejected in part, this Agreement will continue in full force and effect to the extent this subscription was accepted.

1.4 Acceptance of Subscription.

(a) Upon the consummation of the purchase and sale of the Purchased Tokens and the other transactions contemplated hereby (the “Closing”), if the Company accepts this Agreement in whole or in part, the Company shall execute and deliver to Purchaser a counterpart executed copy of this Agreement and cause the Escrow Agent to release the Purchase Price (or applicable portion thereof if such subscription is only accepted in part) to the Company. The Closing shall take place at the offices of the Company, on a date to be determined by the Company in its sole discretion (the “Closing Date”). The Closing shall occur no earlier than the date that the Company has received commitments from all purchasers in the aggregate of not less than $7,500,000 (the “Minimum Offering Amount”).

(b) At the Closing, subject to the terms hereof, the Company shall deliver to Purchaser’s Ethereum wallet (details of which are set out in the “Digital Wallet” section on Exhibit A herein) the number of Tokens equal to the Purchased Tokens. Purchaser acknowledges and agrees that the sale of Tokens pursuant to this Agreement is made subject to the condition that the Tokens to be issued and delivered on account of this Agreement will be issued only in the name of and delivered only to Purchaser.

(c) The Company shall have no obligation hereunder until (a) Purchaser has executed and delivered to the Company this Agreement and a substitute Form W-9 (if applicable); (b) Purchaser has deposited the Purchase Price in accordance with this Agreement; (c) the Company has executed and delivered to Purchaser an executed copy of this Agreement; and (d) all other conditions to Closing have been satisfied and the Closing has occurred.

(d) In the event that the Closing does not take place for any reason with respect to all or some of the Tokens, the Company shall be deemed to have rejected this subscription, either in whole or in part, in accordance with Section 1.3(b) hereof and the Company shall cause its payment services provider or the Escrow Agent, as applicable, to return promptly the rejected Purchase Price or the rejected portion thereof to Purchaser without deduction, offset or interest accrued thereon.

1.5 Rights as Holder of Tokens. Purchaser acknowledges and agrees that upon and after the Closing the Tokens shall have only such rights and attributes as are expressly set forth on Exhibit B, subject to the terms thereof, including but not limited to each of the restrictions and conditions described on Exhibit B.

1.6 No Claim, Loan or Ownership Interest. Except as otherwise expressly set forth herein, the purchase of Tokens: (a) does not provide Purchaser with rights of any form with respect to the Company or its revenues or assets, including, without limitation, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property) or other financial or legal rights; (b) is not a loan to Company; and (c) does not provide Purchaser with any ownership, equity, or other interest in the Company.

1.7 Intellectual Property. Purchaser acknowledges and agrees that the Company retains all right, title and interest in all of the Company’s intellectual property contained in the Tokens, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Purchaser agrees not to use, reverse engineer, modify, or alter any of the Company’s intellectual property for any reason without the Company’s prior written consent.

2. Representations and Warranties of Purchaser.

In connection with the issuance and sale of the Tokens hereunder, Purchaser hereby represents and warrants to the Company that on the date hereof and as of the Closing Date:

2.1 Risk Factors. Purchaser is aware that an investment in the Tokens involves a significant degree of risk, and has received the Prospectus and, in particular, the “Risk Factors” section therein. Purchaser acknowledges that no representations or warranties have been made to it or to its advisors or representatives with respect to the business or prospects of the Company or its financial condition other than as provided in the Prospectus.

2.2 Investor Information. Purchaser confirms that all information furnished by Purchaser to the Company in connection with the purchase of Tokens, including any and all verification forms, certifications and “know your customer” documentation (the “Investor Information”), are true and correct and complete in all respects as of the date of the Closing, and do not contain any misstatements of fact or omit any fact necessary to make the statements contained therein not misleading, inaccurate or otherwise untrue. Purchaser acknowledges that the Company enters into this Agreement and agrees to sell to Purchaser the Purchased Tokens in reliance on the truth and accuracy of the Investor Information and the representations, warranties, agreements, acknowledgments and understandings made by Purchaser as set forth in this Agreement. Purchaser agrees to promptly provide the Company and its respective agents with such other information and/or documentation as may be reasonably necessary for them to confirm the Investor Information.

2.3 Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement, to purchase the Purchased Tokens, and to carry out and perform its obligations under this Agreement. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and other agreements required hereunder have been or will be effectively taken prior to the Closing Date. This Agreement has been duly executed by Purchaser. The Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). If an individual, Purchaser is at least eighteen (18) years old and of sufficient legal age and capacity to enter into this Agreement. If a legal entity, Purchaser is duly organized, validly existing and in good standing under the Laws of its domiciliary jurisdiction and each jurisdiction where it conducts business.

2.4 No Conflicts. The execution, delivery and performance of this Agreement will not result in (a) any violation of, be in conflict with or constitute a material default under, with or without the passage of time or the giving of notice of, (i) any provision of Purchaser’s organizational documents, if applicable; (ii) any provision of any judgment, decree or order to which Purchaser is a party, by which it is bound, or to which any of its assets are subject; (iii) any agreement, obligation, duty or commitment to which Purchaser is a party or by which it is bound; or (iv) any laws, statutes, ordinances, rules, regulations, judgments, injunctions, administrative interpretations, orders and decrees of any Governmental Authority, including amendments thereto (collectively, “Laws”); or (b) the creation of any lien, charge or encumbrance upon any assets of Purchaser. “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising legislative, executive, judicial or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission or instrumentality and any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization. For the avoidance of doubt, Governmental Authority may include private bodies exercising quasi-governmental, regulatory or judicial-like functions to the extent they relate to either Parties or the Tokens.

2.5 No Consents or Approvals. The execution and delivery of and performance under this Agreement require no approval or other action from any Governmental Authority or person or entity other than the Company, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications as (a) have already been obtained or made and are still in full force and effect, (b) may be required by FINRA, (c) may be required by the Gibraltar Financial Services Commission, and (d) may be required under applicable state securities Laws in connection with the purchase, distribution and resale of Tokens.

2.6 Investor Suitability, Experience, and Ability to Bear Risk.

(a) If Purchaser is an investor in the U.S., Purchaser is aware that certain U.S. states have established suitability standards for purchasers in the Offering and subsequent purchasers of INX Tokens. Purchaser has received the Prospectus and, in particular, the “Suitability Standards” section therein. Purchaser meets all applicable suitability standards listed in the “Suitability Standards” section of the Prospectus.

(b) If Purchaser is a person not residing in the United States, Purchaser is aware that other than in the U.S., no action has been taken by us that would permit a public offering of the Tokens in any country where registration or other action for a public offering is required. Purchaser has received the Prospectus and, in particular, the “Notices to Non-U.S. Investors” section therein. Purchaser satisfies the accredited investor or other standards applicable in such jurisdiction and shall comply with all accreditation requirements under the applicable foreign securities laws and regulations.

(c) Purchaser does not reside in a country in which the Company has explicitly stated it is not making the offer available, such list of countries to be updated by the Company from time to time at its sole discretion.

(d) Purchaser has sufficient knowledge and experience in business, technology, financial, securities, and securities investments matters, including a sufficient understanding of blockchain or cryptographic tokens and other digital assets, smart contracts, storage mechanisms (such as digital or token wallets), blockchain-based software systems and blockchain technology, to be able to evaluate the risks and merits of Purchaser’s purchase of Tokens using a digital wallet, including but not limited to the matters set forth in the Prospectus and this Agreement, and is able to bear the risks thereof, including loss of all amounts paid, loss of Tokens and liability to the Company and others for its acts and omissions, including without limitation those constituting a breach of this Agreement, negligence, fraud or willful misconduct. Purchaser’s financial situation is such that Purchaser can afford to bear the economic risk of holding Tokens for an indefinite period of time, and Purchaser can afford to suffer the complete loss of the Purchase Price and Tokens.

(e) Purchaser has obtained sufficient information in order to make an informed decision to purchase Tokens. Purchaser is not relying on the Company or any of its owners, directors, officers, counsel, employees, agents or representatives for legal, investment or tax advice. Purchaser represents that to the extent that Purchaser has any questions with respect to the purchase of Tokens, Purchaser has sought professional advice. Purchaser has sought independent legal, investment and tax advice to the extent that Purchaser has deemed necessary or appropriate in connection with Purchaser’s decision to purchase Tokens described herein.

2.7 Company Information/Opportunity to Investigate. Purchaser, in making the decision to purchase the Tokens, has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Company, its owners, directors, officers, employees, agents, or any other representatives of the Company, other than as expressly set forth in this Agreement, the Registration Statement, and the Prospectus.

2.8 Purchasing Site.

(a) Purchaser acknowledges that the Company has established Terms of Use for the Purchasing Site, which Terms of Use may be amended from time to time. Purchaser has read and has complied with and agrees to continue to comply with the Terms of Use for the Purchasing Site. Purchaser has verified the accuracy of the universal resource locator for the Purchasing Site used to purchase Tokens.

(b) Purchaser acknowledges that Purchaser shall be solely responsible for inputting and transmitting all required documentation correctly and accurately.

(c) Purchaser acknowledges access to the Purchasing Site may be limited, unavailable or interrupted at any time, including, but not limited to, during periods of peak demand, market volatility, system upgrades, maintenance, or during any other events impacting Purchaser, Company or third party providers providing systems or services necessary for the Purchasing Site to be available and that the Company will not be liable, and Purchaser will not attempt to hold the Company liable, for any losses arising out of or relating to any inaccuracies, duplications or errors in any purchase placed on the Purchasing Site or resulting transactions.

2.9 Sanctions Compliance; Anti-Money Laundering; Funds and Payments.

(a) Sanctions Compliance. Neither Purchaser, nor any person having a direct or indirect beneficial interest in Purchaser or Tokens being acquired by Purchaser, or any person for whom Purchaser is acting as agent or nominee in connection with Tokens, has been or is (i) the subject of sanctions administered or enforced by the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Asset Control), the United Kingdom, the European Union or any other Governmental Authority (collectively, “Sanctions”), (ii) organized or resident in a country or territory that is the subject of country-wide or territory-wide Sanctions, or (iii) otherwise a party with which the Company is prohibited from dealing with under applicable Laws.

(b) Anti-Money Laundering; Counter-Terrorism Financing. To the extent required by applicable Laws, Purchaser has complied and will continue to comply with all anti-money laundering and counter-terrorism financing requirements.

(c) Funds and Payments. The funds, including any fiat, virtual currency or cryptocurrency, Purchaser uses to purchase Tokens are not derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing, and Purchaser will not use, or permit the use of, Tokens to finance, engage in or otherwise support any unlawful activities. All payments by or on behalf of Purchaser under this Agreement will be made only in Purchaser’s name, from a digital wallet or bank account not located in a country or territory that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force, and is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the Financial Crimes Enforcement Network, as such regulations may be amended from time to time.

2.10 No Brokerage Fees. No broker, finder or financial advisor has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract or arrangement with Purchaser.

2.11 Foreign Purchasers. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the Laws of Purchaser’s jurisdiction in connection with any invitation to subscribe for the Tokens or any use of this Agreement, including (a) the legal requirements within Purchaser’s jurisdiction for the purchase of the Tokens, (b) any foreign exchange restrictions applicable to such purchase and the other transactions contemplated hereby, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Tokens. Purchaser’s subscription and payment for and continued beneficial ownership of the Tokens will not violate any applicable securities or other Laws of Purchaser’s jurisdiction.

3. Representations and Warranties of the Company.

In connection with the issuance and sale of the Tokens hereunder, the Company hereby represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

3.1 Corporate Status. The Company is a private company limited by shares duly organized, validly existing and in good standing under the Laws of Gibraltar and has all requisite corporate power and authority to carry on its business as now conducted as described in the Prospectus.

3.2 Foreign Private Issuer and Emerging Growth Company. The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act and eligible to register the offer and sale of Tokens on Form F-1 adopted by the Commission. From the time of the initial confidential submission of the Registration Statement relating to the Tokens to the Commission through the date hereof, the Company has been and is an Emerging Growth Company within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934.

3.3 Company Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and sell Tokens to Purchaser and to carry out and perform its obligations under this Agreement, in each case subject to the terms hereof. The Agreement constitutes a legal, valid and binding obligation of the Company enforceable against Company in accordance with its terms.

3.4 Authorization. This Agreement has been duly executed and delivered by the Company, and, upon the Closing, the Tokens will have been validly issued to Purchaser in accordance with the terms hereof. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or equity)).

3.5 Registration Statement and Prospectus. The Company has prepared and filed the Registration Statement with the Commission under the Securities Act, and, prior to the Closing Date, the Commission shall have declared the Registration Statement effective under the Securities Act. None of the Registration Statement, the Prospectus or any amendment or supplement thereto filed on or prior to the Closing Date included or will include any untrue statement of a material fact or omitted or will omit to state a material fact, in the case of the Registration Statement or any amendment or supplement thereto, required to be stated therein, and, in the case of the Prospectus or any amendment or supplement thereto, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6 Token Issuances. The INX Tokens shall be designated as “INX Tokens.” The number of authorized INX Tokens is 200,000,000 of which up to 130,000,000 are being offered for sale in the Offering. Upon issuance pursuant to this Agreement, the Purchased Tokens will be validly issued, fully paid and non-assessable and free of preemptive rights.

3.7 No Conflict. The execution, delivery and performance of this Agreement will not result in: (a) any violation of, be in conflict with in any material respect, or constitute a material default under, with or without the passage of time or the giving of notice (i) any provision of the Company’s Memorandum and Articles of Association, (ii) any provision of any judgment, decree or order to which the Company is a party, by which it is bound, or to which any of its material assets are subject, (iii) any material contract, obligation or commitment to which the Company is a party or by which it is bound, or (iv) any applicable Laws; or (b) the creation of any material lien, charge or encumbrance upon any material assets of the Company.

3.8 No Consents or Approvals. The execution and delivery of and performance under this Agreement require no approval or other action from any Governmental Authority or person or entity other than the Company, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications as (a) have already been obtained or made and are still in full force and effect, (b) may be required by FINRA, (c) may be required by the Gibraltar Financial Services Commission and (d) may be required under applicable state securities Laws in connection with the purchase, distribution and resale of Tokens.

3.9 No Other Disclosure Materials. Other than the Registration Statement and Prospectus, the Company has not, directly or indirectly, distributed, prepared, used, authorized, approved or referred to, and will not distribute, prepare, use, authorize, approve or refer to, any offering material in connection with the offering and sale of the Tokens.

4. Additional Agreements.

4.1 Earning Statement. The Company will make generally available to its security holders as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act covering a period of at least 12 months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158 under the Securities Act) of the Registration Statement; provided that the Company will be deemed to have furnished such statement to its security holders the extent it is filed on the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

4.2 Blue Sky Compliance. The Company will use commercially reasonable efforts to qualify or register (or to obtain exemptions from qualifying or registering) the Tokens for offer and sale under the securities or “blue sky” Laws of states of the United States where Tokens are offered and sold and will use its commercially reasonable efforts to continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Tokens; provided that the Company shall not be required to (a) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (b) file any general consent to service of process in any such jurisdiction, or (c) subject itself to taxation in any such jurisdiction if it is not otherwise so subject as of the date hereof.

4.3 Expenses. All costs, fees and expenses incurred by a Party in connection with the performance of such Party’s obligations hereunder and in connection with the transactions contemplated by this Agreement shall be paid by such Party regardless of whether this Agreement becomes effective or is terminated. Each Party shall be solely liable for all of its own fees and costs incurred in any future transactions between the Parties.

4.4 Transfer. Purchasers may be unable to trade or otherwise dispose of ownership of the Tokens until the INX Securities trading platform is operational or another platform for trading INX Tokens becomes available. Potential Purchasers acknowledge that they may be required to bear the financial risks of the Tokens for an indefinite period of time.

4.5 Additional Information. Upon the Company’s request, Purchaser agrees to provide the Company with all additional information that the Company deems necessary to comply with applicable Laws.

5. Termination.

5.1 General Termination Right. This Agreement may be terminated by the Company by written (including electronic) notice to Purchaser at any time prior to the Closing Date, and any such termination shall be without liability on the part of the Company (or any of its affiliates, and its and their respective owners, directors, officers, employees, agents, advisors, or other representatives) to Purchaser. In the event of a termination pursuant to this Section 5.1: (a) the Company shall cause its payment services provider or the Escrow Agent, as applicable, to return promptly the Purchase Price to Purchaser without deduction, offset or interest accrued thereon and (b) this Agreement, and all of Purchaser’s rights under this Agreement, shall immediately terminate and shall thereafter be of no further force or effect.

5.2 Termination Upon Purchaser’s Breach. In addition to the rights in Section 5.1, the Company reserves the right to terminate this Agreement, in its sole discretion, in the event that Purchaser is in breach of any term of this Agreement. In the event of a termination pursuant to this Section 5.2, (a) all of Purchaser’s rights in Tokens shall become immediately void and of no further force and effect, (b) all of Purchaser’s rights under this Agreement shall immediately terminate, and (c) Purchaser shall not be entitled to any other recourse (including any refund for any amounts paid to the Company in connection with this Agreement).

5.3 Termination Upon Transfer. Except for the rights of the transferee set forth in Section 8.8 hereto, this Agreement shall terminate upon the transfer of INX Tokens completed in accordance with Section 3 of Exhibit B hereto.

5.4 Survival. Notwithstanding anything to the contrary herein, the provisions of Section 5, Section 6, Section 7, and Section 8 shall survive the termination of this Agreement.

6. Indemnification. Purchaser hereby agrees to indemnify the Company, any of its affiliates, and its and their respective owners, directors, officers, employees, representatives and advisors, and to hold each of them harmless, from and against any loss, damage, liability, cost or expense, including reasonable attorneys’ fees and costs of investigation, to which they may be put or which they may reasonably incur or sustain due to or arising out of (a) any inaccuracy in or breach of any representation or warranty of Purchaser or its affiliates or agents, whether contained in this Agreement or any other document provided by Purchaser to the Company in connection with Purchaser’s investment in the Tokens (b) any nonfulfillment or breach of any covenant, agreement, or other provision by Purchaser or its affiliates or agents, whether contained in this Agreement or any other document provided by Purchaser to the Company in connection with Purchaser’s investment in the Tokens, or (c) the sale or distribution of the Tokens in violation of the Securities Act or any other applicable Law or this Agreement. Notwithstanding any provision of this Agreement, Purchaser does not waive any right granted to Purchaser under any applicable state securities Law. All indemnification provisions shall survive the termination of this Agreement.

7. Limitation of Liability; No Warranties.

7.1 Except as expressly provided by this agreement and applicable Laws, the Company shall not be responsible or liable for any losses resulting directly or indirectly from: (a) any act or omission of Purchaser or agent of Purchaser or any error, negligence, or misconduct of Purchaser; (b) failure of transmission or communication facilities; (c) any other cause or causes beyond the Company’s control, including, without limitation, for reasons such as acts of God, fire, flood, strikes, work stoppages, acts of terrorism, governmental or regulatory action, delays of suppliers or subcontractors, war or civil disturbance, self-regulatory organization actions, telecommunication line or computer hardware failures and any other telecommunication failures; (d) the Company’s reliance on any instructions, notices, or communications that it believes to be from an individual authorized to act on behalf of Purchaser, and Purchaser hereby waives any and all defenses that any such individual was not authorized to act on behalf of Purchaser; (e) government restrictions; exchange, regulatory, or market rulings; suspension of trading; military operations; terrorist activity; strikes, or any other condition beyond the Company’s control, including without limitation extreme market volatility or trading volume; or (f) any action taken by Company to comply with applicable Laws or this Agreement.

7.2 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES, THE COMPANY, ITS AFFILIATES, AND ITS CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS WILL NOT BE RESPONSIBLE FOR ANY LOSSES EXCEPT THAT THE COMPANY SHALL BE RESPONSIBLE FOR ANY LOSSES TO THE EXTENT THAT SUCH LOSSES ARISE FROM THE COMPANY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT. IN NO EVENT SHALL THE COMPANY, ITS AFFILIATES, CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO PURCHASER OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR DAMAGES OF ANY KIND FOR LOST PROFITS OR REVENUES, TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOSS OF BUSINESS OR DATA, EVEN IF ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, THIS PROVISION DOES NOT ACT AS A WAIVER OF ANY RIGHTS OF A PURCHASER UNDER THE FEDERAL SECURITIES LAWS, INCLUDING ANY RIGHTS UNDER THE SECURITIES ACT OF 1933, TO THE EXTENT SUCH A WAIVER IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT OR IS OTHERWISE UNENFORCEABLE.

7.3 THE COMPANY AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE SERVICES TO BE PROVIDED IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING THE PURCHASING SITE, OR THE RESULTS TO BE ACHIEVED BY THE USE THEREOF. THE COMPANY AND ITS AFFILIATES DISCLAIM ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, NON INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. THE COMPANY AND AFFILIATES DO NOT GUARANTEE THE ACCURACY, QUALITY, SEQUENCE, TIMELINESS, RELIABILITY, PERFORMANCE, COMPLETENESS, CONTINUED AVAILABILITY, TITLE OR NON-INFRINGEMENT OF ANY DATA OR THIRD PARTY PROVIDER SERVICES USED IN RELATION TO THE AGREEMENT AND EACH DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES. THE SERVICES TO BE PROVIDED BY THE COMPANY (INCLUDING THE PURCHASING SITE) ARE PROVIDED ON AN “AS-IS”, “AS AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES. FOR THE AVOIDANCE OF DOUBT, THIS PROVISION DOES NOT ACT AS A WAIVER OF ANY RIGHTS OF A PURCHASER UNDER THE FEDERAL SECURITIES LAWS, INCLUDING ANY RIGHTS UNDER THE SECURITIES ACT OF 1933, TO THE EXTENT SUCH A WAIVER IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT OR IS OTHERWISE UNENFORCEABLE.

8. General Provisions.

8.1 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronic mail (including portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com)), each of which shall be an original but all of which together shall constitute one and the same instrument.

8.2 No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties. Further, (a) INX Tokens acquired pursuant to this Agreement may be transferred only as set forth in Section 3 of Exhibit B hereto, (b) the Company may assign or transfer this Agreement without Purchaser’s consent to its successors and assigns, including an affiliate of the Company, and (c) Purchaser may not assign this Agreement without the prior written consent of the Company. For the avoidance of doubt, Purchaser and Purchaser’s permitted assignees shall not transfer INX Tokens to third parties, including by transfer of rights or access to an Ethereum wallet included in the Whitelist Database or an account of Purchaser held by INX Services, except with the express permission of the Company. Any purported assignment in violation of this provision shall be a breach of this Agreement and void ab initio.

8.3 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE AND FEDERAL COURTS LOCATED WITHIN NEW CASTLE COUNTY, DELAWARE FOR ANY ACTION, PROCEEDING OR INVESTIGATION (“LITIGATION”) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH VENUES). THIS PROVISION DOES NOT, NOR IS INTENDED TO, APPLY TO CLAIMS UNDER THE FEDERAL SECURITIES LAWS.

8.4 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Purchaser. The Company reserves the right to, prior to the Closing, modify the terms of the offering of the Tokens and the rights and attributes of the Tokens described in the Prospectus in its sole discretion. If, prior to the Closing, the Company so amends the terms of the Tokens in any material respect, it will give notice of such amendment to Purchaser and provide Purchaser at least three (3) business days to withdraw its election to purchase Tokens as contemplated by this Agreement. Upon any such withdrawal, the Agreement will terminate and all funds received from Purchaser be promptly returned, without interest.

8.5 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.6 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to any Party when delivered by hand, when delivered by electronic mail, or when mailed, first-class postage prepaid, (a) if to Purchaser, at the electronic mail address set forth below Purchaser’s signature, or to such other electronic mail address as Purchaser shall have furnished to the Company in writing, and (b) if to the Company, to it at INX Limited, 57/63 Line Wall Road, Gibraltar GX11 1AA, or to such other address or addresses or electronic mail address or addresses, as the Company shall have furnished to Purchaser in writing (provided that notice by electronic mail to the Company shall not be deemed given unless the Company has affirmatively acknowledged receipt of such notice).

8.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, inoperative or unenforceable for any reason, this Agreement shall continue in full force and effect, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.8 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and assigns, and it is not the intention of the Parties to confer, and no provision hereof shall confer, third-party beneficiary rights upon any other person; provided, that, any subsequent transferee of the INX Tokens pursuant to a permitted transfer effected pursuant to Section 3 of Exhibit B hereto will be deemed a third party beneficiary of the transferor’s rights as holder of INX Tokens set forth on Exhibit B hereto for so long as such transferee is a holder of INX Tokens.

8.9 Electronic Communications. Purchaser agrees and acknowledges that all agreements, notices, disclosures and other communications that the Company may provide to Purchaser pursuant to this Agreement or in connection with or related to Purchaser’s purchase or ownership of Tokens, including this Agreement, may be provided by the Company, in its sole discretion, to Purchaser in electronic form.

8.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.11 Construction. The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties.

8.12 Available Rights and Waivers. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Subscription Agreement to be executed by their duly authorized representatives on the date first written above.

INX LIMITED

By:
Name:
Its:

PURCHASER:

By:
Name:

Email address:

EXHIBIT A

PURCHASED TOKENS AND AGGREGATE PURCHASE PRICE

Purchaser Name	Number of Tokens	Purchase Price (USD):

Payment Details

(DEPOSIT OF PURCHASE PRICE)

☐ PAYMENT BY WIRE TRANSFER – Send payment to the following:

Purchase Price (USD):
Bank Name:
Bank Address:
Institution No.:
Branch No.:
Bank Account No.:
Swift Code/ABA No.:

☐ PAYMENT BY USD COIN – Send payment to the following:

USD Coin (USDC) Digital Wallet Address:	Purchase Price (USDC)	USDC /USD Exchange Rate

☐ PAYMENT BY ETHEREUM – Send payment to the following:

Ether (ETH) Digital Wallet Address:	Purchase Price (ETH)	ETH /USD Exchange Rate

☐ PAYMENT BY BITCOIN – Send payment to the follow address:

Bitcoin (BTC) Digital Wallet Address	Purchase Price (BTC)	BTC /USD Exchange Rate

*The BTC/USD and ETH/USD exchange rates have been determined by the Bitcoin Liquid Index (BLX) and Ethereum Liquid Index (ELX), respectively, at 12:00 a.m. (UTC) on the date Purchaser submitted this executed INX Token Purchase Agreement to the Company.

Purchaser’s Digital Wallet

(DELIVERY OF TOKENS)

Purchaser’s Digital Wallet Address:

A-1

EXHIBIT B

RIGHTS of INX tokens of INX LIMITED

1)	Designation and Number of Tokens. The INX Tokens of INX Limited (the “Company”) shall be designated as “INX Tokens.” The number of authorized INX Tokens is 200,000,000. The INX Token is an ERC20 blockchain asset that is programmed using a smart contract that is compatible with the Ethereum blockchain. The smart contract creating the INX Token was created on January 9, 2018 and re-deployed on February 3, 2020. The smart contract for the INX Token is publicly viewable at the Website (as defined in Section 19 of this Exhibit B). The rights of the INX Token holder are contractual rights set forth in the INX Token Purchase Agreement, including this Exhibit B.

2)	Persons Deemed Holders of Record. To be deemed to be a holder of record of INX Tokens, a holder must (a) register an Ethereum wallet with the Company to be included on the Whitelist Database and (b) have the public wallet address of this Ethereum wallet recorded on the “INX Token distributed ledger” as the holder INX Tokens. INX Tokens held by a nominee on behalf of beneficial owners will be recorded on the INX Token Distributed Ledger as being held in the nominee’s Ethereum wallet and the nominee will be the holder of record.

The “Whitelist Database” is a database stored on the data section of the INX Token smart contract. The Whitelist Database contains a record of information about individuals and entities that have satisfied the Company’s KYC/AML compliance procedures and thus are eligible to hold INX Tokens. Such information includes the digital wallet address, name and a KYC Reference ID linking to KYC filing information. This information is recorded on the Ethereum blockchain in an encrypted format and it is not readable by the general public. The Company will hold a private key which will enable the Company to add wallet addresses and personal information to the Whitelist Database.

The “INX Token distributed ledger” references the ledger of holdings of INX Tokens that is recorded on the Ethereum blockchain. The INX Token distributed ledger records the public wallet addresses of all Ethereum wallets that hold INX Tokens and the balance of INX Tokens in each wallet address. The INX Token distributed ledger is updated after each transfer of INX Tokens. Information from the distributed ledger can be viewed using an Ethereum network block explorer, such as Etherscan.com.

Any holder of record of INX Tokens may be required from time to time to file proof of residence or other matters, or other information, to execute such certificates and to make such representations and warranties as the Company may reasonably deem necessary or proper to ensure that the INX Token holder has provided sufficient information to meet KYC/AML requirements and that transfer of the INX Token to or from such holder and all other actions to be taken by the Company hereunder would otherwise be in compliance with applicable law.

3)	Transfer. INX Tokens may be transferred only among Ethereum wallets included in the Whitelist Database. Transfers of INX Tokens will be executed by the INX Token smart contract under conditional permission that the wallet addresses of both the sender and receiver of INX Tokens are listed on the Whitelist Database. The INX Token smart contract will verify that both the sender and the receiver wallet addresses are included in the Whitelist Database prior to approving or rejecting the transfer. If either the sender or receiver wallet address is not listed in the Whitelist Database, the smart contract will reject the transfer and the INX Token Distributed Ledger will not be updated. Notwithstanding the foregoing, the Company reserves the right to investigate suspicious patterns or non-compliance with KYC/AML regulations and immediately freeze one or more digital wallets from transferring or receiving INX Tokens if the Company determines in good faith and in the sole discretion of the Company that such wallets are in violation of the terms of conditions of the INX Token Purchase Agreement, including this Exhibit B, or that transfers to or from such digital wallets are not in good order.

4)	Revocation and Transfer.

a)	Transfer Instruction or Final Determination. Upon receipt by the Company of a Transfer Instruction Letter or a copy of a Final Determination, the Company (or its transfer agent, as applicable), in accordance with such Transfer Instruction Letter or Final Determination, shall revoke INX Tokens held in a third party digital wallet and transfer such INX Tokens to another digital wallet listed on the Whitelist Database. The revocation and transfer of the INX Tokens shall be recorded on the INX Token Distributed Ledger as (i) a transfer of the INX Tokens to a digital wallet of the Company (or its transfer agent, as applicable) followed by (ii) a transfer of the INX Tokens to the digital wallet(s) indicated by the Transfer Instruction Letter or Final Determination, as applicable. The Company or its transfer agent may require such documents and reasonable assurances as may be necessary to determine that such Transfer Instruction Letter or Final Determination requesting revocation is genuine and authorized, including a guaranty of the requesting party or appropriate evidence of such requesting party’s appointment or incumbency. Notwithstanding the foregoing, the Company may not revoke INX Tokens and hold them in a digital wallet controlled by the Company or its subsidiaries, except where the Transfer Instruction Letter or Final Determination has instructed the Company to hold such INX Token on behalf of its beneficial owner. “Transfer Instruction Letter” means an instruction executed by an authorized signer of the owner of the INX Token (as registered in the INX Token Distributed Ledger) directing that the Company (or its transfer agent, as applicable) revoke INX Tokens from a digital wallet and transfer such INX Tokens to another digital wallet. “Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the Transfer Instruction Letter of the prevailing party to effectuate such revocation and transfer.

b)	Liability for Wrongful Revocation. The Company will be liable for wrongful revocation and transfer (as described in Section 4(a)) if the Company (or its transfer agent, as applicable) revokes and transfers an INX Token to a person not entitled to it, and the revocation and transfer was performed (i) pursuant to an ineffective Transfer Instruction Letter, (ii) after receiving a credible demand from the registered owner of such INX Tokens that the Company not transfer such INX Tokens and the Company failing to seek resolution of such credible demand (iii) after the Company or its transfer agent, if any, had been served with an injunction, restraining order, or other legal process enjoining it from revoking and reassigning such INX Tokens, issued by a court of competent jurisdiction, and the Company had a reasonable opportunity to act on the injunction, restraining order, or other legal process; or (iv) if the Company acts in bad faith or in collusion with others to effect a fraudulent transfer.

5)	Use on the INX Trading Platforms; Purpose. INX Tokens do not have any rights, uses, purposes, attributes, functionalities or features, express or implied, outside of the Company’s trading platforms.

a)	INX Securities Trading Platform. Holders of INX Tokens are entitled to a minimum ten percent (10%) discount on the payment of transaction fees on the INX Securities trading platform, as compared to fees paid using other currencies. In addition, the Company, from time to time in its sole discretion, may offer promotional incentives such as greater discounts for holders of INX Tokens compared to other forms of payment for transaction fees. Other terms for services on the INX Securities trading platform will be subject to change, as determined from time to time by the INX Securities trading platform.

b)	INX Digital Trading Platform. Record holders of INX Tokens who hold their INX Tokens in their private wallets will be eligible to receive a discount on the payment of transaction fees on the INX Digital cryptocurrency trading platform, by linking their private wallet with their INX Digital trading platform account. The terms of these promotional incentives will be subject to change, as determined from time to time by the INX Digital Trading platform.

6)	Cash Participation Rights. Subject to the conditions described herein, commencing in calendar year 2021, holders of INX Tokens (other than the Company or its subsidiaries) shall be entitled to receive a Pro Rata Portion (as defined below) of an aggregate amount which equals 40% of the Company’s cumulative Adjusted Operating Cash Flow, net of cash flows which have already formed a basis for a prior distribution (such amount, the “Distributable Amount”).

a)	Calculation of Cumulative Adjusted Operating Cash Flow. Cumulative Adjusted Operating Cash Flow is the aggregate Adjusted Operating Cash Flow of the Company since its inception (September 1, 2017). “Adjusted Operating Cash Flow” shall be calculated as net cash flow from operating activities as reflected in the consolidated statement of cash flow of the Company that is included in the audited consolidated financial statements of the Company and its subsidiaries as approved by the Company’s board of directors. For purposes of the calculation of the Adjusted Operating Cash Flow, cash flow from the sale and purchase of blockchain assets, including cash flow from the sale and purchase of the INX Token (excluding cash proceeds from an Initial Sale) and cash flow for interest paid and interest received, will be included in the calculation of Adjusted Operating Cash Flow regardless of their classification in the consolidated statement of cash flow of our Company. An “Initial Sale” refers to the first sale and transfer of the respective INX Token by the Company to an initial purchaser.

b)	Calculation of Pro Rata Portion. Subject to the conditions described herein, “Pro Rata Portion” for any INX Token holder means a fraction, the numerator of which is the number of INX Tokens held by such INX Token holder, and the denominator of which is the number of INX Tokens held by parties other than the Company or its subsidiaries.

c)	Rights to Distribution. The holders of INX Tokens shall not be entitled to their Pro Rata Portion of the Distributable Amount until March 31, 2021. Holders of record of the INX Tokens on March 31, 2021 shall be entitled to their Pro Rata Portion (calculated as of March 31, 2021) of the Distributable Amount (calculated as of December 31, 2020), with payment (if any) occurring on April 30, 2021. Thereafter, holders of record of INX Tokens as of March 31 of any subsequent year (each year, an “Eligible Year”) shall be entitled to distributions of their Pro Rata Portion (calculated as of March 31 of such Eligible Year) of the Distributable Amount calculated as of December 31 of the year prior to such respective Eligible Year. If on December 31, 2020, December 31, 2021 or December 31 of any Eligible Year the Distributable Amount is negative, then no distribution shall be made. No holder of INX Tokens shall be entitled to their Pro Rata Portion of the Distributable Amount, and no rights to the distribution shall accrue, until March 31, 2021 or March 31 of an Eligible Year.

d)	Payment of the Distribution. Distributions shall be paid on or before April 30 of each Eligible Year (or, if April 30 is not a Business Day, the next succeeding Business Day). Any holder of INX Tokens who received such INX Token on or after April 1 of an Eligible Year shall not be entitled to receive the distribution paid during such Eligible Year, as the INX Token holder as of March 31 will be entitled to the distribution for such Eligible Year. “Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the state of New York are authorized by law or executive action to close.

e)	Distribution Requirements. Distributions will be divisible and rounded down to five decimal places (one-thousandth of a cent) and Token holders will be paid in full from the first dollar of Adjusted Operating Cash Flow that is distributed. No distribution will be made to any INX Token holder if the banking fee relating to such transfer exceeds the distribution amount owed to that Token holder.

f)	Currency. Distributions will be paid, at the election of the Token holder, in either USD or in ETH.

g)	Delivery. Distributions may be delivered, at the election of the Token holder, (i) in USD to the bank account provided by the Token holder, or (ii) in ETH to the Ethereum wallet address holding INX Tokens. The Company and the Token holder may also agree on other forms of delivering the distribution. If no account information has been provided to Company, the Company will deliver the distribution in ETH to the Ethereum wallet address holding INX Tokens. If INX Tokens are held of record by a nominee on behalf of beneficial owners, distributions will be made to the holder of record. The Company may withhold or delay the delivery of the distribution if such payment is prohibited by any law, regulation or court order, pending receipt of such proof or other information or such executed certificates or such representations and warranties as the Company may reasonably deem necessary to ensure compliance with applicable law. Until such distribution is duly delivered to a Token holder in accordance with the terms of this Agreement, the Company or its designee shall hold such distributable funds for the account of such Token holder, and the Company shall remain obligated to deliver such funds to such Token holder; provided, however, that the Company shall not be liable to any Token holder in respect of any portion of the distribution delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. No interest shall accrue on any amount of the distribution that is payable for the benefit of the Token holders.

h)	Withholding. The Company shall be entitled to deduct and withhold from the distribution otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld from such payment under any provision of any applicable tax law. To the extent that amounts are so deducted and withheld by the Company, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the Company, made such deduction and withholding.

i)	Procedures. The Company may from time to time modify the procedures and conditions for payment and distributions set forth in clauses (d) through (h) of this Section 6 of Exhibit B and will provide notification of such modifications to the holders of the INX Tokens.

7)	Distributions. Except for distributions made following a dissolution of the Company and during the winding up of the Company’s affairs, the Company will not declare, pay or make any dividend or distribution on any equity interests of the Company (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any equity interest, or the retirement of any options to purchase or acquire any equity interest of the Company, except for distributions made from the Company’s Distributable Profit. For purposes of this Section 7 of Exhibit B, “Distributable Profit” shall mean income and profits arising from the operations of the company. For the avoidance of doubt, Distributable Profit shall include neither (i) the proceeds of an Initial Sale (as that term is defined in Section 6(a) of this Exhibit B) nor (ii) any profits or losses arising from the fair value adjustment of INX Token and derivative liabilities.

8)	Rights upon a Failure or a Change of Control. Each INX Token held by parties other than the Company shall entitle its holder to receive a pro rata portion (based upon the number of INX Tokens then outstanding) of the Cash Fund, if any of the following (each, a “Triggering Event”) occur:

a)	the Company fails to operate a bona fide trading platform that permits the spot trading of Bitcoin and Ethereum by December 31, 2021, or

b)	(i) a sale of all or substantially all of the assets of the Company; (ii) any person or entity becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting interests of the Company; or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into any person or entity pursuant to which the shareholders of the Company immediately prior to such transaction own less than 50% of the outstanding voting interests of the resulting entity or its parent company.

Upon occurrence of a Triggering Event, the Company will provide each INX Token holder with notice of the occurrence of a Triggering Event. The Company will pay a pro rata portion of the Cash Fund to each holder of INX Tokens within thirty (30) days from the date such notice is furnished. Unless an INX Token holder indicates otherwise, the Company shall pay the proceeds from the Cash Fund to each INX Token holder in the same manner that the Company pays the participation right in the Adjusted Operating Cash Flow. Notwithstanding the occurrence of a Triggering Event and the payment of the Cash Fund in accordance with this Section 8 of this Exhibit B, the INX Tokens shall retain all of the rights, uses, purposes, attributes, functionalities or features, express or implied, as provided in this Exhibit B.

“Cash Fund” shall bear the meaning ascribed to it in the public offering registration statement declared effective by the US Securities and Exchange Commission covering the sale of INX Tokens pursuant to the INX Token Purchase Agreement of which this Exhibit B is a part. The Company is committed to establishing the Cash Fund with the proceeds of the offering and using those funds in limited circumstances to cover customer and Company losses, if any, that result from cybersecurity breaches or theft, errors in execution of the trading platform or its technology, and counterparty defaults, including instances where counterparties lack sufficient collateral to cover losses. However, the Company does not plan to replenish the Cash Fund after such funds are used.

9)	Rights upon an Insolvency Event. If (i) the Company permanently discontinues all the activities of INX Solutions and there is no successor conducting a substantially similar business that assumes the obligations of the Company with regard to the INX Tokens and (ii) an Insolvency Event occurs, then the Company will be in breach of this Section 9 of this Exhibit B, and this breach shall create a claim in favor of INX Token Holders that may be asserted by INX Token holders against the Company in any proceeding arising from such Insolvency Event. An “Insolvency Event” shall be the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to the Company or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of the Company, or otherwise.

10)	Subordination by Shareholders of Certain Rights. In connection with its obligations set forth in Section 9 of this Exhibit B, the Company has caused certain of its current shareholders, and shall cause its future shareholders (“Shareholders”), to execute a Waiver and Subordination Undertaking, under which such Shareholders agree to terms substantially similar to the following, in addition to other customary provisions for such agreements:

a)	Each Shareholder irrevocably subordinates all payments by the Company on account of any Shareholders Claim (as defined below) to the prior satisfaction and payment in full by the Company of all Token Claims (as defined below).

b)	Each Shareholder irrevocably waives and subordinates, to the prior satisfaction in full by the Company of any Token Claim, any claim, and undertakes that it shall not exercise any right or remedy, directly or indirectly, that it may acquire under, or as a result of the following, with respect to the cash amount reserved in the Cash Fund maintained by the Company: (i) any agreement it has with the Company; (ii) the organizational documents of the Company (including without limitation, the Memorandum and Articles of Association of the Company); or (iii) any applicable law or regulation.

c)	In the event of any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to the Company or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of the Company, or otherwise: (i) all amounts owing on account of all Token Claims shall first be paid in full, before any Shareholders Claim Payment (as defined below) is made; and (ii) so long as all Token Claims have not been paid in full, to the extent permitted by applicable law, any Shareholders Claim Payment to which a Shareholder would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment for the benefit of each Token Holder for application to the payment of all Token Claims.

d)	In the event that, notwithstanding the provisions above, any Shareholders Claim Payment is received in contravention of the provisions above by any Shareholder before all Token Claims are paid in full, such Shareholders Claim Payment shall be held in trust for the benefit of each Token Holder and shall be paid over or delivered to the Company for the benefit of each Token Holder for application to the payment in full of all Token Claims remaining unpaid to the extent necessary to give effect to the provisions above, after giving effect to any concurrent payments or distributions to each Token Holder in respect of all Token Claims.

e)	Each Shareholder hereby subordinates any claim and shall not exercise any right or remedy, directly or indirectly, that it may acquire by way of subrogation under the Waiver and Subordination Undertaking, or as a result of the application of the provisions of the Waiver and Subordination Undertaking or otherwise, unless and until all Token Claims have been paid in full.

f)	For the purpose of the Waiver and Subordination Undertaking:

i)	“Shareholders Claim” means all indebtedness, liabilities, obligations, or undertakings of any kind or description of the Company owing to a Shareholder in respect of any and all shares issued by the Company to such Shareholder, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

ii)	“Shareholders Claim Payment” means any payment or distribution by or on behalf of the Company, directly or indirectly, of assets of the Company of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of shares, as a result of any collection, sale, or other disposition of collateral, or by setoff exchange, or in any other manner, for or on account of shares of the Company.

iii)	“Token Claim” means all indebtedness, liabilities, obligations, or undertakings of any kind or description of the Company owing to any Token Holder arising out of, outstanding under, evidenced by a Token or a Token Purchase Agreement, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation any claim by a Token Holder against the Company for breaching a Token Purchase Agreement.

11)	Voting Rights. Holders of INX Tokens have no right to vote or participate in the Company’s shareholder meetings or in the corporate governance of the Company.

12)	Information Rights. The holders of INX Tokens shall have no rights to receive any reports, notices and other information of the Company, except as expressly provided in this Exhibit B.

13)	Exclusion of Other Rights. Except as expressly set forth in this Exhibit B, the INX Tokens do not provide the holder thereof with (a) rights of any form with respect to the Company or its revenues or assets, including, without limitation, any distribution, redemption, liquidation, proprietary (including all forms of intellectual property) or other financial or legal rights; (b) any ownership, equity, or other interest in the Company, including any preemptive or subscription rights; (c) rights to participate in, or benefit from significant corporate transactions in which the Company is a party, such as mergers, a sale of the Company, or sale of the Company’s assets; and (d) any voting powers, preferences and relative, participating, optional or other special rights. The INX Tokens are not loans to the Company.

14)	Repurchases. The Company (or an affiliate of the Company) may from time to time repurchase INX Tokens, pursuant to purchases effected on the INX Securities trading platform, other trading platforms, or on a private basis.

15)	Fractional Tokens. INX Tokens may be purchased, sold and transferred in fractional divisions to eighteen decimal places (0.000000000000000001). Sales of INX Tokens by the Company that would otherwise result in fractional divisions of more than five decimal places will be rounded down to five decimal places.

16)	Amendment or Modification; Replacement. The Company may not amend, alter, suspend or terminate the rights of INX Tokens as set forth in this Exhibit B except: (a) as provided in this Exhibit B; or (b) with the express written consent the holder of INX Tokens; provided, however, that the Company may modify the terms set forth in this Exhibit B to the extent such modification does not materially impair the rights of the holder of INX Tokens. The Company may, at its sole discretion, replace the INX Tokens, the INX Token smart contract and the INX Token distributed ledger and distribute new blockchain assets (“Replacement Tokens”) that may be programmed using a different smart contract and using a different ledger of ownership (collectively, a “Replacement”); provided, however, that (x) the registered holders of the INX Tokens (or any Replacement Tokens) immediately prior to a Replacement receive one Replacement Tokens for each INX Token held by the registered holder; (y) all Replacement Tokens distributed pursuant to this Section 16 of Exhibit B shall have all the rights as are expressly set forth on this Exhibit B, subject to the terms hereof (except to the extent it is expressly modified by the terms of this Section 16 of Exhibit B); and (z) immediately following the distribution of Replacement Tokens as part of a Replacement, the INX Tokens (or previously distributed Replacement Tokens) will be void, will no longer represent the rights associated with this Exhibit B and any attempted or purported transfer of such INX Tokens will be void and without effect.

17)	Notices. All notices provided by the Company to holders of INX Tokens hereunder shall be delivered by an electronic notice sent to the holders of INX Tokens by posting such notice to the Website (as hereinafter defined).

18)	Third-Party Beneficiaries. The rights and obligations set forth in this Exhibit B are intended solely for the benefit of the holder of INX Tokens. Upon any valid transfer of an INX Token in accordance with the transfer requirements of Section 3 of this Exhibit B, the rights and obligations of the transferor of an INX Token pursuant to this Exhibit B shall be automatically assigned to the transferee of such INX Tokens, with such transferee being a third party beneficiary to the terms of Exhibit B.

19)	INX Website. The Company has established INX.co (the “Website”), which contains publicly viewable information regarding the INX Token, including the INX Token smart contract, public wallet addresses with INX Token balances, the rights of INX Tokens, and applicable notices. The Company has established Terms of Use for the Website, which Terms of Use may be amended from time to time by the Company in its sole discretion. Holders of INX Tokens must comply with the Terms of Use for the Website. The Website may be limited, unavailable or interrupted at any time, including, but not limited to, during periods of peak demand, market volatility, system upgrades, maintenance, or during any other events impacting holders of INX Tokens, the Company or third party providers providing systems or services necessary for the Website to be available and that the Company will not be liable, and the Company shall not have any liability to any holders of INX Tokens for any losses arising out of or relating to any inaccuracies, duplications or errors in any purchases placed on the Website or resulting transactions.

20)	Limitation of Liability; No Warranties with respect to INX Tokens.

a)	Except as expressly provided by Delaware law, none of the terms of the INX Tokens shall cause the Company to be, and the Company shall not be, responsible or liable for any losses resulting directly or indirectly from: (i) any act or omission of a holder of INX Tokens or agent of a holder of INX Tokens or any error, negligence, or misconduct of a holder of INX Tokens; (ii) failure of transmission or communication facilities; (iii) any other cause or causes beyond the Company’s control, including, without limitation, for reasons such as acts of God, fire, flood, strikes, work stoppages, acts of terrorism, governmental or regulatory action, delays of suppliers or subcontractors, war or civil disturbance, self-regulatory organization actions, telecommunication line or computer hardware failures and any other telecommunication failures; (iv) the Company’s reliance on any instructions, notices, or communications that it believes to be from an individual authorized to act on behalf of a holder of INX Tokens, and each holder of INX Tokens hereby waives any and all defenses that any such individual was not authorized to act on behalf of such holder; (v) government restrictions; exchange, regulatory, or market rulings; suspension of trading; military operations; terrorist activity; strikes, or any other condition beyond the Company’s control, including without limitation extreme market volatility or trading volume; or (vi) any action taken by Company to comply with applicable laws or the terms of the INX Tokens. The Company is not responsible, and shall have no liability, for any mutilated, destroyed, lost and stolen INX Tokens.

b)	TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES, NONE OF THE TERMS OF THE INX TOKENS SHALL CAUSE THE COMPANY TO BE, AND THE COMPANY, ITS AFFILIATES, AND ITS CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS WILL NOT BE, RESPONSIBLE FOR ANY LOSSES EXCEPT THAT THE COMPANY SHALL BE RESPONSIBLE FOR ANY LOSSES TO THE EXTENT THAT SUCH LOSSES ARISE FROM THE COMPANY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT. IN NO EVENT SHALL THE COMPANY, ITS AFFILIATES, CONTROLLING PERSONS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO A HOLDER OF INX TOKENS OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR DAMAGES OF ANY KIND FOR LOST PROFITS OR REVENUES, TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOSS OF BUSINESS OR DATA, EVEN IF ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, THIS PROVISION DOES NOT ACT AS A WAIVER OF ANY RIGHTS OF A PURCHASER UNDER THE FEDERAL SECURITIES LAWS, INCLUDING ANY RIGHTS UNDER THE SECURITIES ACT OF 1933, TO THE EXTENT SUCH A WAIVER IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT OR IS OTHERWISE UNENFORCEABLE.

c)	EXCEPT AS EXPRESS SET FORTH IN THIS EXHIBIT B, THE COMPANY AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO RIGHTS OF INX TOKENS, INCLUDING THE COMPANY’S WEBSITE, OR THE RESULTS TO BE ACHIEVED BY THE USE THEREOF. THE COMPANY AND ITS AFFILIATES DISCLAIM ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES INCLUDING, WITHOUT LIMITATION, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. THE COMPANY AND AFFILIATES DO NOT GUARANTEE THE ACCURACY, QUALITY, SEQUENCE, TIMELINESS, RELIABILITY, PERFORMANCE, COMPLETENESS, CONTINUED AVAILABILITY, TITLE OR NON-INFRINGEMENT OF ANY DATA OR THIRD PARTY PROVIDER SERVICES USED IN RELATION TO THE INX TOKENS AND EACH DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES. THE SERVICES TO BE PROVIDED BY THE COMPANY IN CONNECTION WITH THE INX TOKENS (INCLUDING THE WEBSITE) ARE PROVIDED ON AN “AS-IS”, “AS AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS AND RULES.

21)	No Claim, Loan or Ownership Interest.

Other than the rights of ownership expressly set forth in this Exhibit B, the holder of Tokens do not have rights of any form with respect to the Company or its revenues or assets, including, without limitation, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property) or other financial or legal rights. The Tokens are not indebtedness of Company.

22)	Intellectual Property.

With its purchase of a Token, Holder acknowledges and agrees that the Company retains all right, title and interest in all of the Company’s intellectual property contained in the Tokens, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Holder shall not to use, reverse engineer, modify, or alter any of the Company’s intellectual property for any reason without the Company’s prior written consent.

23)	Governing Law; Venue.

a)	The INX Tokens shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. EACH HOLDER OF INX TOKENS HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE AND FEDERAL COURTS LOCATED WITHIN NEW CASTLE COUNTY, DELAWARE FOR ANY ACTION, PROCEEDING OR INVESTIGATION (“LITIGATION”) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH VENUES).

EXHIBIT C

INVESTOR NOTICES

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 24 months after its transfer for the offeree under this prospectus.

Brazil

NOTICE TO RESIDENTS IN BRAZIL. THE TOKENS HAVE NOT BEEN AND WILL NOT BE ISSUED NOR PLACED, DISTRIBUTED, OFFERED OR NEGOTIATED IN THE BRAZILIAN CAPITAL MARKETS. THE ISSUANCE OF TOKENS HAVE NOT BEEN OR WILL NOT BE REGISTERED WITH THE BRAZILIAN SECURITIES AND EXCHANGE COMMISSION (“CVM”). ISSUER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED OR SOLD, AND WILL NOT OFFER OR SELL, TOKENS IN BRAZIL, EXCEPT IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE A PUBLIC OFFERING, PLACEMENT, DISTRIBUTION OR NEGOTIATION OF SECURITIES IN THE BRAZILIAN CAPITAL MARKETS REGULATED BY BRAZILIAN LEGISLATION.

Canada

NOTICE TO RESIDENTS OF CANADA. THE TOKENS MAY ONLY BE OFFERED AND SOLD TO PURCHASERS PURCHASING AS PRINCIPAL THAT ARE BOTH “ACCREDITED INVESTORS” AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS AND REGISTRATION EXEMPTIONS AND “PERMITTED CLIENTS” AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM THE PROSPECTUS REQUIREMENTS AND IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan). The securities may not be offered or sold directly or indirectly in the People’s Republic of China to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of the INX Tokens which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any INX Tokens may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any INX Tokens in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any INX Tokens to be offered so as to enable an investor to decide to purchase any shares of common stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

NOTICE TO RESIDENTS OF HONG KONG. THE TOKENS MAY NOT BE OFFERED OR SOLD IN HONG KONG BY MEANS OF ANY DOCUMENT OTHER THAN (I) IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) (“COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE”) OR WHICH DO NOT CONSTITUTE AN INVITATION TO THE PUBLIC WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (“SECURITIES AND FUTURES ORDINANCE”), OR (II) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE AND ANY RULES MADE THEREUNDER, OR (III) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE, AND NO ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE TOKENS MAY BE ISSUED OR MAY BE IN THE POSSESSION OF ANY PERSON FOR THE PURPOSE OF ISSUE (IN EACH CASE WHETHER IN HONG KONG OR ELSEWHERE), WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC IN HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO INSTRUMENTS WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” IN HONG KONG AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE AND ANY RULES MADE THEREUNDER. THE CONTENTS OF THIS DOCUMENT HAVE NOT BEEN REVIEWED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT THE CONTENTS OF THIS DOCUMENT, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

Israel

This document does not constitute a public offering or selling or a solicitation of an offer to sell any kind of securities under the Israeli Securities Law. This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the Israel Securities Authority. Any public offering in Israel requires a pre-approved permit by the Israel Securities Authority or an exemption thereof. In Israel, this prospectus may be distributed only to, and may be directed only at the types of, investors listed in the first addendum to the Israeli Securities Law (“the Addendum”), consisting primarily of funds for joint investment in trust funds; provident funds; insurance companies; banks, portfolio managers and members of the Tel Aviv Stock Exchange, Ltd., each purchasing for their own account or for clients which are types of investors listed in the Addendum; investment advisors and underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50.0 million; and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

Japan

THE TOKENS ARE BEING OFFERED IN TO A LIMITED NUMBER OF QUALIFIED INSTITUTIONAL INVESTORS (TEKIKAKU KIKAN TOSHIKA, AS DEFINED IN THE SECURITIES EXCHANGE LAW OF JAPAN (LAW NO. 25 OF 1948, AS AMENDED)) AND/OR A SMALL NUMBER OF INVESTORS, IN ALL CASES UNDER CIRCUMSTANCES THAT WILL FALL WITHIN THE PRIVATE PLACEMENT EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES EXCHANGE LAW AND OTHER RELEVANT LAWS AND REGULATIONS OF JAPAN. AS SUCH, THE TOKENS HAVE NOT BEEN REGISTERED AND WILL NOT BE REGISTERED UNDER THE SECURITIES EXCHANGE LAW OF JAPAN. THE PURCHASER OF THE TOKENS AGREES NOT TO RE-TRANSFER OR RE-ASSIGN THE TOKENS TO ANYONE OTHER THAN NON-RESIDENTS OF JAPAN EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE SECURITIES EXCHANGE LAW AND OTHER RELEVANT LAWS AND REGULATIONS OF JAPAN.

Mexico

This prospectus does not constitute an approved prospectus by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (“CNBV”) under the Federal Securities Exchange Law (Ley del Mercado de Valores) (“Mexican Exchange Law”) and the General Regulations addressed to Issuers of Securities and to other Participants of the Stock Exchange (Disposiciones de Carácter General Aplicables a las Emisoras de Valores y a otros Participantes del Mercado de Valores) (“Mexican Regulations”).

Further, the offering of INX Tokens under this prospectus (i) does not constitute a public offer, as such term is defined under Art. 2, Sec. XVIII of the Mexican Exchange Law, and (ii) is not considered solicitation or fund raising pursuant to the last paragraph of Art. 2 of the Mexican Banking Institutions Law (Ley de Instituciones de Crédito) as this offering is not: a) made to an undetermined individual or is not intended for general circulation in Mexico through mass distribution channels, or b) made on a regular or professional basis.

The offering of INX Tokens in Mexico under this prospectus shall be considered a private offer of securities as per Art. 8 of the Mexican Exchange Law and shall comply with the following requirements: (i) not distributed to the general public by massive distribution channels; (iii) made to less than 100 individuals; (iv) offer exclusively to institutional or qualified investors as these are defined in the Mexican Exchange Law and the Mexican Regulations; and (v) not be done on a regular or professional basis.

For purposes of the foregoing, the Mexican Exchange Law and the Mexican Regulations, define the following types of investors:

1.	“Qualified Investor” means, a person who usually has income, assets or any of the characteristics provided by the CNBV through the Regulations. The CNBV may set forth in the Regulations for different kinds of qualified investors. The Regulations provide for the following kinds of “qualified investors”:

i.	“Basic Qualified Investor” a person having (y) investments in securities for an annual average equal to or in excess of 1,500,000.00 Investment Units, or (z) gross income per annum in an amount equal to or in excess of 500,000.00 Investment Units;

ii.	“Sophisticated Qualified Investor” a person having (y) investments in securities for an annual average equal to or in excess of 3,000,000 Investment Units, or (z) gross income per annum in an amount equal to or in excess of 1,000,000.00 Investment Units; and

iii.	“Qualified Investors Entitled to participate in Public Restricted Offers”, those persons investing in securities within the immediate previous year, an annual average amount equal to 20,000,000.00 Investment Units.

2.	“Institutional Investors” As provided by article 2 of the Stock Exchange Act, Institutional Investors are those financial entities or persons considered as such pursuant to the laws governing the organization, operation and activities of such financial entities or persons. In that regard, as an example, banks, investment funds, mutual funds, pension funds, insurance companies are considered Institutional Investors.

The Investment Unit reference vis à vis the Mexican Peso is periodically published by the Mexican Central Bank in the Official Gazette of the Federation (Diario Oficial de la Federación).

New Zealand

NOTICE TO RESIDENTS OF NEW ZEALAND. THE TOKENS OFFERED OR SOLD TO INVESTOR IN NEW ZEALAND ARE ONLY AVAILABLE TO, AND MAY ONLY BE ACCEPTED BY, A WHOLESALE INVESTOR PURSUANT TO CLAUSE 3(2) AND 3(3) OF SCHEDULE 1 OF THE NEW ZEALAND FINANCIAL MARKETS CONDUCT ACT OF 2013) WHO HAS COMPLETED A WHOLESALE INVESTOR CERTIFICATE OR AN ELIGIBLE INVESTOR CERTIFICATE OR WHO INVESTS A MINIMUM AMONG OF NZ $ 750,000 IN THE TOKENS. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE NOT OFFERED OR SOLD, AND WILL NOT OFFER OR SELL, DIRECTLY OR INDIRECTLY, ANY TOKENS; YOU HAVE NOT DISTRIBUTED AND WILL NOT DISTRIBUTE, DIRECTLY OR INDIRECTLY, THIS DOCUMENT OR ANY OTHER OFFERING MATERIALS OR ADVERTISEMENTS IN RELATION TO ANY OFFER OF ANY TOKENS; IN EACH CASE IN NEW ZEALAND OTHER THAN TO A PERSON WHO IS A WHOLESALE INVESTOR; AND YOU WILL NOTIFY ISSUER IF YOU CEASE TO BE A WHOLESALE INVESTOR.

Singapore

NOTICE TO RESIDENTS OF SINGAPORE. THE TOKENS AND ANY DOCUMENTS USED IN CONNECTION THEREWITH HAVE NOT BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE UNDER THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (“SFA”). ACCORDINGLY, THE TOKENS AND ANY OTHER DOCUMENT IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, HEREOF MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY IT BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO ANY PERSON IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A), AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA. WHERE THE TOKENS ARE SUBSCRIBED FOR OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY OF THE TRUST IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR, SECURITIES OR SECURITIES-BASED DERIVATIVES CONTRACTS (EACH TERM AS DEFINED IN SECTION 2(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR TRUST HAS ACQUIRED THE TOKENS UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), (2) (IN THE CASE OF SUCH CORPORATION) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(3)(I)(B) OF THE SFA OR (IN THE CASE OF SUCH TRUST) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(4)(I)(B) OF THE SFA, (3) WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER, (4) WHERE THE TRANSFER IS BY OPERATION OF LAW, (5) AS SPECIFIED IN SECTION 276(7) OF THE SFA, OR (6) AS SPECIFIED IN REGULATION 37A OF THE SECURITIES AND FUTURES (OFFERS OF INVESTMENTS) (SECURITIES AND SECURITIES-BASED DERIVATIVES CONTRACTS) REGULATIONS 2018 OF SINGAPORE.

South Korea

The Securities have not been registered and will not be registered with the Financial Services Commission of Korea for a public offering in Korea under the Korea Financial Investment Services and Capital Markets Act or with any other regulatory authorities in Korea. The Securities have not been and will not be offered, sold or delivered directly or indirectly, or offered, sold or delivered to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree), except as otherwise permitted under applicable Korean laws and regulations. By the purchase of a Security, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased such Security pursuant to the applicable laws and regulations of Korea.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

Taiwan

NOTICE TO RESIDENTS OF TAIWAN. THE TOKENS HAVE NOT BEEN AND WILL NOT BE REGISTERED OR FILED WITH, OR APPROVED BY, THE FINANCIAL SUPERVISORY COMMISSION OF TAIWAN AND/OR ANY OTHER REGULATORY AUTHORITIES OF TAIWAN PURSUANT TO RELEVANT SECURITIES AND OTHER APPLICABLE LAWS AND REGULATIONS OF TAIWAN AND MAY NOT BE SOLD, ISSUED OR OFFERED WITHIN TAIWAN THROUGH A PUBLIC OFFERING OR IN CIRCUMSTANCES WHICH CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER WITHIN THE MEANING OF THE SECURITIES AND EXCHANGE ACT OR RELEVANT LAWS AND REGULATIONS OF TAIWAN THAT REQUIRES A REGISTRATION, FILING OR APPROVAL OF THE FINANCIAL SUPERVISORY COMMISSION OF TAIWAN AND/OR ANY OTHER REGULATORY AUTHORITIES OF TAIWAN.

Thailand

NOTICE TO RESIDENTS OF THAILAND. THE TOKENS ARE NOT OFFERED TO THE PUBLIC AND HAVE NOT BEEN APPROVED BY THE OFFICE OF THE THAI SECURITIES EXCHANGE COMMISSION (“TSEC”), AND NO REGISTRATION STATEMENT AND DRAFT PROSPECTUS HAVE BEEN FILED WITH THE TSEC AND HAVE BECOME EFFECTIVE, IN RELIANCE ON APPLICABLE EXEMPTIONS FROM SUCH REQUIREMENTS, INCLUDING FOR OFFERS TO “INSTITUTIONAL INVESTORS” UNDER THE SECURITIES EXCHANGE ACT AND ANY RELATED ACT OR RULES.

WITHIN TWO YEARS FROM THIS OFFERING, NO TOKENS SHALL BE SOLD OR OFFERED FOR SALE TO THE PUBLIC IN THAILAND UNLESS (I) AN APPROVAL BY THE TSEC IS OBTAINED, OR (II) THEY ARE BEING OFFERED AS PART OF THE INITIAL PUBLIC OFFERING FOR THE PURPOSE OF BEING LISTED ON THE STOCK EXCHANGE OF THAILAND, OR (III) THE [COMPANY] HAS A LISTED STATUS ON THE STOCK EXCHANGE OF THAILAND.”

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